UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 12, 2014

SOUND FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35633	45-5188530
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2005 5th Avenue, Second Floor, Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (206) 448-0884

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On Friday, September 12, 2014, Matt Moran, EVP and Chief Credit Officer of Sound Community Bank (the "Bank"), the Registrant's wholly-owned banking subsidiary, provided written notice of his resignation as an officer of the Bank.  Per the terms of Mr. Moran's employment agreement, 180 days prior written notice is required in the case of a voluntary termination unless an earlier date is agreed to by the parties.  The Bank, by action of the Board of Directors, may terminate Mr. Moran's employment at any time, subject to provisions of the employment agreement.

Mr. Moran's employment agreement with the Bank contains a non-disclosure and non-solicitation provision which prohibits him: (1) for a period of two years after his employment relationship with the Bank is terminated for any reason, from disclosing to others or using, directly or indirectly, any confidential information about the Bank and the Bank's clients and customers that is not available to the general public and was learned by Mr. Moran in the course of his employment by the Bank; and (2) for a period of one year after his employment relationship with the Bank is terminated for any reason, for himself, or as the agent of, on behalf of, or in conjunction with, any person or entity, from soliciting or attempting to solicit, whether directly or indirectly: (i) any employee of the Bank to terminate such employee's employment relationship with the Bank; or (ii) any savings and loan, banking or similar business from any person or entity that is or was a client, employee, or customer of the Bank and had dealt with Mr. Moran or any other employee of the Bank under the supervision of Mr. Moran.

In addition, the non-compete provisions of Mr. Moran's employment agreement apply during any period of time following his separation from the Bank during which he receives any payments provided for under this employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUND FINANCIAL BANCORP, INC.

Date: September 17, 2014	By:	/s/ Laura Lee Stewart
Laura Lee Stewart, President and CEO